Exhibit 10.8

EXECUTION VERSION

AMENDED AND RESTATED INVESTMENT AGREEMENT

dated as of June 23, 2017

by and between

Virtu Financial, Inc.

and

North Island Holdings I, LP

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6.2	Amendment; Waiver	34
6.3	Counterparts; Electronic Transmission	34
6.4	Governing Law	34
6.5	WAIVER OF JURY TRIAL	34
6.6	Notices	35
6.7	Entire Agreement	36
6.8	Assignment	36
6.9	Interpretation; Other Definitions	37
6.10	Captions	42
6.11	Severability	42
6.12	No Third Party Beneficiaries	42
6.13	Public Announcements	42
6.14	Specific Performance	43
6.15	Further Assurances	43
6.16	Termination	43
6.17	Effects of Termination	44
6.18	Non-Recourse	44

Exhibit A: Form of Merger Agreement

Exhibit B: Form of Registration Rights Agreement

Exhibit C: Form of Stockholders Agreement

Exhibit D: Form of Lock-Up Waivers Agreement

Exhibit E: Form of Temasek Investment Agreement

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INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	6.9(f)
Agreement	Preamble
Beneficially Own or Beneficial Ownership	6.9(g)
North Island Parties	6.9(w)
Board of Directors	2.1(c)
business day	6.9(d)
Bylaws	2.1(c)(2)
Capitalization Date	2.1(b)(1)
Certificate of Incorporation	2.1(c)(2)
Class B Common Stock	2.1(b)(1)
Class C Common Stock	2.1(b)(1)
Class D Common Stock	2.1(b)(1)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.1(o)(1)
Common Stock	2.1(b)(1)
Company	Preamble
Company Balance Sheet	2.1(j)(4)
Company Material Adverse Effect	6.9(h)
Company Related Parties	5.2
Company Securities	2.1(b)(1)
Company Stock Awards	2.1(b)
Company Stock Options	2.1(b)
Company Subsidiary	2.1(a)(2)
control/controlled by/under common control with	6.9(f)
Effect	6.9(i)
Environmental Law	6.9(k)
Equity Securities	6.9(l)
ERISA	6.9(o)
Exchange Act	2.1
Excluded Stock	4.3(a)
GAAP	2.1(f)(4)
GIC Investor	3.11
Government Official	2.1(s)
Governmental Entity	6.9(p)
herein/hereof/hereunder	6.9(c)
HSR Act	3.1
including/includes/included/include	6.9(b)
Indemnified Party	5.3(b)
Indemnifying Party	5.3(b)
Initial North Island Designees	4.4(a)
Information	3.5
Intellectual Property	6.9(q)

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Term	Location of Definition
Knowledge of the Company	6.9(r)
Law	6.9(s)
Lien	6.9(t)
Losses	5.1(a)
Materials of Environmental Concern	6.9(v)
Merger	Recitals
Merger Agreement	Recitals
Merger Consideration	Recitals
Merger Sub	Recitals
Non-Recourse Party	6.18
North Island Designees	4.4(a)
or	6.9(a)
Permitted Transferee	6.9(w)
person	0
Plan	6.9(z)
Pre-Closing Period	3.1
Preferred Stock	2.1(b)
Proposed Securities	4.3(b)(1)
Purchase Price	6.9(aa)
Purchaser	Preamble
Purchaser Related Parties	5.1(a)
Purchaser Representative	6.9(bb)
Registration Rights Agreement	6.9(cc)
Search Committee	4.4(d)(3)
SEC	2.1(f)
SEC Documents	2.1(f)
Class A Common Stock	Recitals
Subsidiary	2.1(a)(2)
Target	Recitals
Tax Return	6.9(dd)
Taxes	6.9(ff)
Third Party Claim	5.3(b)
Transaction Documents	6.9(gg)
Transfer	6.9(hh)
Virtu Financial Units	6.9(gg)
Voting Debt	2.1(b)(2)
Willful Breach	6.9(hh)

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AMENDED AND RESTATED INVESTMENT AGREEMENT, dated as of June 23, 2017 (this “Agreement”), by and between Virtu Financial, Inc., a Delaware corporation (the “Company”), and North Island Holdings I, LP, a Delaware limited partnership (the “Purchaser”).

RECITALS:

WHEREAS, on April 20, 2017, the Company and Purchaser entered into that certain Investment Agreement (the “Original Agreement”);

WHEREAS, the Company and Purchaser wish to amend and restate the Original Agreement in its entirety by entering into this Agreement;

WHEREAS, the Company is party to an Agreement and Plan of Merger in the form attached as Exhibit A (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Orchestra Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Merger Sub”), and KCG Holdings, Inc., a Delaware corporation (“Target”), pursuant to, and on the terms and subject to the conditions of which, Merger Sub will merge with and into Target, with Target surviving (the “Merger”), and each outstanding share of Target (other than shares held by any of Target’s subsidiaries or by the Company or Merger Sub and Dissenting Shares (as defined in the Merger Agreement)) automatically shall be canceled in exchange for, and converted into the right to receive, the cash price per share set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, to raise a portion of the financing for the Merger, the Company proposes to issue and sell to the Purchaser (including its assignees pursuant to Section 6.8) shares of its Class A common stock, par value $0.00001 per share, (the “Class A Common Stock”), subject to the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of the Original Agreement, in connection with the transactions contemplated herein, and as a condition to the willingness of Purchaser to enter into this Agreement, the Company and the Purchaser have entered into the Registration Rights Agreement in the form of Exhibit B and the Company, the Purchaser and certain stockholders of the Company have entered into the Stockholders Agreement in the form of Exhibit C hereto and the Lock-Up Waivers Agreement in the form of Exhibit D; and

WHEREAS, concurrently with the execution and delivery of the Original Agreement, in connection with the transactions contemplated herein, and as a condition to the willingness of Purchaser to enter into this Agreement, the Company and Aranda Investments Pte. Ltd have entered into the Temasek Investment Agreement in the form of Exhibit E.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1      Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company 40,064,103 shares of Class A Common Stock, free and clear of any Liens (other than restrictions arising under applicable securities Laws and restrictions set forth in Section 4.1), at an aggregate purchase price equal to the amount obtained by subtracting (x) $6,250,000 from (y) the product of (I) the number of shares of Class A Common Stock purchased pursuant to this Agreement and (II) $15.60; provided, however, that in no event shall the Purchaser be required to purchase an amount of Class A Common Stock that, after giving effect to the transactions contemplated by this Agreement, the Merger Agreement and the Other Equity Financing, would result in any Limited Partner having an indirect ownership interest on a “look-through basis” based on their relative Equity Commitments (as defined in the Equity Commitment Letters) (excluding for such purposes any capital stock of the Company or its Subsidiaries directly or indirectly acquired other than in such transactions by such Limited Partner prior to, on or after the date of the Original Agreement) in Virtu Financial, LLC in excess of 9.9%, in which case the amount of Class A Common Stock to be purchased hereunder shall be reduced accordingly. Notwithstanding the foregoing, in the event that the Purchaser assigns its rights under this Agreement to the Limited Partners in accordance with Section 6.8(b) prior to the Closing, the Company agrees to sell and issue to such Limited Partners, and as the Purchaser hereunder, such Limited Partners would agree to purchase from the Company, on a pro rata basis in accordance with their relative Equity Commitments (as defined in the Equity Commitment Letters) the shares of Class A Common Stock Purchaser has agreed to acquire hereunder.

1.2       Closing.

(a)       Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase and sale by the Purchaser of the Class A Common Stock referred to in Section 1.1 pursuant to this Agreement (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. New York time on the date the Merger becomes effective, but subject to (x) the satisfaction or waiver of the conditions set forth in Section 1.3 and (y) the delivery of at least five (5) business days advance notice thereof to the Purchaser (the “Closing Date”).

(b)       Subject to the satisfaction or waiver on or prior to the Closing Date of the applicable conditions to the Closing in Section 1.3, at the Closing:

(1)       the Company will deliver to the Purchaser (i) certificates or, if requested by Purchaser, transfer agent account statements confirming book-entry issuances, representing the Class A Common Stock being purchased and (ii) all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement or otherwise required in connection herewith; and

(2)       the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Closing

Date, the Purchase Price by wire transfer of immediately available funds and (ii) all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.

1.3       Closing Conditions.

(a)       The obligation of the Purchaser (or any Permitted Transferee of Purchaser if the obligation has been assigned to such Permitted Transferee pursuant to Section 6.8(b)), on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or written waiver by the Purchaser and the Company prior to the Closing of the following conditions:

(1)       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order and to appeal as promptly as possible any injunction or other order that may be entered;

(2)       the Merger, the Other Equity Financing and the Debt Financing shall have been consummated or shall be consummated substantially simultaneously with the Closing on, in the case of the Merger, the terms and conditions contemplated by the Merger Agreement (subject to any amendments, supplements, waivers or other modifications permitted by Section 3.9); provided, however, that the Purchaser shall not be entitled to rely on the failure of the condition set forth in this clause (2) for any purpose under this Agreement to the extent that all other conditions set forth herein have been satisfied and the failure of the condition set forth in this clause (2) is proximately caused by the failure of the Purchaser to deliver the Purchase Price hereunder; and

(3)       all applicable waiting periods (and any extension thereof) prescribed by the HSR Act shall have expired or shall have been terminated, and any applicable waiting periods (or extensions thereof) or approvals under any foreign antitrust, competition, financial regulatory, foreign investment or similar laws (i) necessary for the consummation of the transactions contemplated by this Agreement or (ii) required to be obtained pursuant to Section 8.1(b) of the Merger Agreement shall have expired, been terminated, been obtained, or made, as applicable.

(b)       The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or written waiver by the Purchaser at or prior to the Closing of the following conditions:

(1)       (i) the representations and warranties of the Company set forth in this Agreement (other than Sections 2.1(a), 2.1(b), 2.1(c)(1), 2.1(d), 2.1(e) and 2.1(h)) shall be true and correct (disregarding all qualifications or limitations as to materiality or Company Material Adverse Effect) as of the date of the Original Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(b), 2.1(c)(1), 2.1(d), 2.1(e), and 2.1(h) shall be true and correct in all material respects as of the date of the Original Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date);

(2)       the Company shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the Closing;

(3)       the Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized person certifying to the effect that the conditions set forth in Section 1.3(a)(2), 1.3(b)(1), 1.3(b)(2), 1.3(b)(4), 1.3(b)(5), 1.3(b)(7) and 1.3(b)(8) have been satisfied;

(4)       there shall not have occurred any Company Material Adverse Effect;

(5)       the Class A Common Stock issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

(6)       subject to Section 1.3(d), substantially contemporaneous with the Closing, the Company shall have reimbursed the reasonable out-of-pocket costs and expenses of the Purchaser and the Limited Partners incurred in connection with the transaction contemplated by this Agreement, including the Purchaser’s and the Limited Partners’ counsel, accountants, consultants and other advisors; provided that the aggregate of all such costs and expenses reimbursable by the Company shall not exceed $6,000,000;

(7)       the Board of Directors shall have taken all actions necessary, including expanding the Board of Directors by two (2) directors if necessary, to cause to be elected to the Board of Directors, effective immediately upon the Closing, the Initial North Island Designees (as defined below), and the Board of Directors shall have appointed, effective immediately upon the Closing, the Initial North Island Designees to the Strategy Committee (as defined below) and the Board of Directors shall have appointed, effective immediately upon the Closing, Robert Greifeld as Chairman of the Board of Directors, and the Purchaser shall have received evidence reasonably satisfactory to it of the taking of such actions;

(8)       the Board of Directors shall have taken all actions necessary and appropriate to form and appoint the Strategy Committee (as defined below) and cause such committee to have all the powers and authority as outlined in Section 4.4(d)(3), and the Purchaser shall have received evidence reasonably satisfactory to it of taking such actions; and

(9)       The Company shall have delivered a Secretary’s Certificate attaching copies of the Company’s certificate of incorporation and bylaws.

(c)       The obligation of the Company to effect the Closing is also subject to the satisfaction or written waiver by the Company prior to the Closing of the following conditions:

(1)       the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the date of the Original Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Purchaser to fully perform its covenants and obligations under this Agreement;

(2)       the Purchaser shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the Closing; and

(3)       the Company shall have received a certificate signed on behalf of the Purchaser by a senior executive officer certifying to the effect that the condition set forth in Section 1.3(c)(1) and (2) has been satisfied.

(d)       The Purchaser will offset amounts for which it is entitled to at the Closing pursuant to Section 6.1 against the Purchase Price to be paid at the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1       Representations and Warranties of the Company. Except as set forth (x) in the SEC Documents filed by the Company with the SEC, and publicly available, after December 31, 2015 and before the date of the Original Agreement, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or (y) in a correspondingly identified schedule attached hereto provided, that (a) the mere inclusion of an item in a correspondingly identified schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect and (b) any item on one or more correspondingly identified schedules shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the correspondingly identified schedules to the extent the relevance of such disclosure is reasonably apparent on its face notwithstanding the absence of a specific cross reference, the Company represents and warrants to the Purchaser, as of the date of the Original Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)       Organization and Authority.

(1)       The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect. True and accurate copies of the Certificate of Incorporation and Bylaws, each as in effect as of the date of the Original Agreement, have been made available to the Purchaser prior to the date of the Original Agreement.

(2)       Each material Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, those Subsidiaries set forth in the SEC Documents, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person other than securities held in the ordinary course of the Company’s trading business.

(b)       Capitalization.

(1)       The authorized capital stock of the Company consists of (A) 1,440,000,000 shares of common stock, divided into (I) 1,000,000,000 shares of Class A Common Stock, par value $0.00001 per share, (II) 175,000,000 shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock”), (III) 90,000,000 shares of Class C Common Stock, par value $0.00001 per share (“Class C Common Stock”), and (IV) 175,000,000 shares of Class D Common Stock, par value $0.00001 per share (“Class D Common Stock” and, together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”), and (B) 50,000,000 shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”). As of the close of business on April 19, 2017 (the “Capitalization Date”), there were 40,667,276 shares of Class A Common Stock outstanding, zero shares of Class B Common Stock outstanding, 19,081,435 shares of Class C Common Stock outstanding, 79,610,490 shares of Class D Common Stock outstanding and zero shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, (i) 10,923,319 shares of Class A Common Stock, zero shares of Class B Common Stock, zero shares of Class C Common Stock and zero shares of Class D Common Stock were reserved for issuance upon the exercise or payment of (A) stock options outstanding on such date (“Company Stock Options”) or (B) stock units (including restricted stock and restricted stock units) or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of the Company and outstanding on such date (collectively, the “Company Stock Awards”) and (ii) 453,066 shares of Class A Common Stock, zero shares of Class B Common Stock, zero shares of Class C Common Stock and zero shares of Class D Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. From the Capitalization Date through and as of the date of the Original Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued in respect of the exercise of Company Stock Options or Company Stock Awards in the ordinary course of business. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

(2)       No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options or Company Stock Awards, (ii) as set forth in Section 2.1(b)(1), (iii) Exchange Rights and (iv) the Other Equity Financing, the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement) (collectively, “Company Securities”), or any obligations of the Company or any Company Subsidiary to make any payments based on the price or value of any Company Securities. None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, voting trust agreement or other similar agreement or understanding, except for the Stockholders Agreement and the limited liability company agreement of Virtu Financial LLC, relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

(c)       Authorization.

(1)       The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the “Board of Directors”). This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(2)       Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (A) violate, conflict with, result in a breach of any provision of, require notice, consent or approval pursuant to, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the certificate of incorporation of the Company (as amended or modified from time to time prior to the date of the Original Agreement, the “Certificate of Incorporation”) or bylaws of the Company (as amended or modified from time to time prior to the date of the Original Agreement, the “Bylaws”) or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3)       Assuming the accuracy of the representations and warranties set forth in Section 2.2(b)(3), other than the securities or blue sky laws of the various states and approval or expiration of applicable waiting periods under the HSR Act or any foreign antitrust, competition, or similar laws, and the distribution of an information statement pursuant to, and expiration of the applicable waiting period under, Rule 14c‑2 of the Exchange Act, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(d)       Sale of Securities. Based in part on the Purchaser’s representations in Section 2.2, the offer and sale of the shares of Class A Common Stock under this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Class A Common Stock and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Class A Common Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Class A Common Stock under this Agreement to be integrated with other offerings.

(e)       Status of Securities. The shares of Class A Common Stock to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such securities will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens (other than restrictions arising under applicable securities Laws), except restrictions imposed by the Securities Act, Section 4.1 and any applicable state or foreign securities laws. The rights, preferences, privileges, and restrictions of the Class A Common Stock are as stated in the Certificate of Incorporation.

(f)       SEC Documents; Financial Statements.

(1)       The Company has filed, on a timely basis, all required reports, proxy statements, forms, and other documents with the Securities and Exchange Commission (the “SEC”) since December 31, 2013 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of the Original Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2)       The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a‑15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of the Original Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a‑15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of the Original Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(3)       There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

(4)       The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (b) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosures and normal audit adjustments).

(g)       Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10‑K for the fiscal year ended December 31, 2016, (ii) liabilities incurred since December 31, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement, the Registration Rights Agreement or the Merger Agreement, (iv) liabilities incurred pursuant to the terms of the Other Equity Financing, (v) liabilities incurred pursuant to the terms of the Debt Financing and (vi) liabilities that would not, individually and in the aggregate, reasonably be expected to have a Company Material Adverse Effect the Company and its Subsidiaries do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).

(h)       Brokers and Finders. Neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the issuance of shares of Class A Common Stock pursuant to this Agreement.

(i)       Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, the Company or any of its Subsidiaries or any of their respective assets before or by any Governmental Entity which individually or in the aggregate have, or would reasonably be expected to have, a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.

(j)       Taxes.

(1)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has timely filed all U.S. federal and state income, and all other material, Tax Returns required to have been filed, such Tax Returns were accurate in all material respects, and all Taxes due and payable by the Company have been timely paid, except for (i) those for which extensions have been obtained and (ii) those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP.

(2)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no material deficiencies, litigation, audit, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries. No examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any taxing authority is currently in progress or, to the Knowledge of the Company, threatened in writing, except for such examinations and audits as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no claim has been made by any Governmental Entity in a jurisdiction where the Company and any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material Tax by that jurisdiction, and (ii) there are no Liens with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.

(4)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (x) each of the Company and its Subsidiaries have paid in full, or made adequate provision on the audited consolidated statement of financial condition of the Company and its Subsidiaries as of December 31, 2016 for the year then ended (the “Company Balance Sheet”) (in each case, in accordance with U.S. GAAP) for, all Taxes with respect to periods ending on or before the date of the Company Balance Sheet, except, in each case, with respect to Taxes contested in good faith; and (y) each of the Company and its Subsidiaries have paid in full or made adequate provision on their books and records for all Taxes with respect to periods on or ending after the date of the Company Balance Sheet and prior to the Closing Date.

(5)       Neither the Company nor any of its Subsidiaries has (I) engaged in, or has any material liability or material obligation with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011‑4 or (II) taken any reporting position on a Tax Return, which reporting position (x) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or non-U.S. Tax law), and (y) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or non-U.S. Tax law).

(k)       Permits and Licenses. The Company and its Subsidiaries possess all licenses, certificates, authorizations and permits issued by each Governmental Entity necessary to conduct their respective businesses, except where the failure to possess such licenses, certificates, authorizations and permits would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(l)       Environmental Matters. The Company and its Subsidiaries are in compliance with all, and for the past five (5) years have not violated any, applicable Environmental Laws except where failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has released Materials of Environmental Concern in a manner that would reasonably be expected to result in liability to any of them or that would reasonably be expected to adversely affect any of their operations and, to the Knowledge of the Company, Materials of Environmental Concern are not present at, under, in or affecting any Property currently or formerly owned, leased or used by the Company or any of its Subsidiaries, or at any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage or disposal, that would reasonably be expected to give rise to liability of or adversely affect the operations of the Company or any of its Subsidiaries, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m)       Title. Each of the Company and its Subsidiaries has good and marketable title to its Property that is owned real property, has, to the Knowledge of the Company, valid leases to its Property that is leased real property, and good and valid title to all of its other Property (other than negligible assets not material to the operations of the Company or any of its Subsidiaries), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(n)       Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) the Company or its Subsidiaries exclusively own, free and clear of all Liens (other than licenses of Intellectual Property and any restriction or covenant associated with any license of Intellectual Property), all (a) Intellectual Property registrations and applications filed in their names that have not expired or been abandoned, which such registrations are subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable and (b) of the other Intellectual Property used in the conduct of the businesses of the Company or its Subsidiaries that is not used pursuant to a license; provided, however, the foregoing representation in Section 2.1(n)(i) is subject to the Knowledge of the Company with respect to patents and other Intellectual Property owned by third parties under which a license may be needed to practice any such Intellectual Property; (ii) to the Knowledge of the Company:  the conduct of the businesses of Company and its Subsidiaries does not materially infringe the Intellectual Property of any third party, and no person is materially infringing any Intellectual Property owned by the Company or its Subsidiaries; (iii) the Company and its Subsidiaries take reasonable actions to protect the material trade secrets and confidential information owned by the Company or its Subsidiaries and the security and operation of their material software, websites and systems (and the data therein), and (iv) to the Knowledge of the Company there have been no material breaches or outages of the same.

(o)       Employee Benefits/Labor.

(1)       Except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, (A) each Plan complies with, and has been operated and administered in compliance with, its terms and all applicable Laws (including, without limitation ERISA and the United States Internal Revenue Code of 1986, as amended (the “Code”)), (B) the Company and each of its Subsidiaries have filed all reports, returns, notices, and other documentation required by ERISA, the Code or other applicable Law to be filed with any Governmental Entity with respect to each Plan, (C) with respect to any Plan, no actions, Liens, lawsuits, claims or complaints (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) are pending or, to the Knowledge of the Company, threatened, and no facts or circumstances exist that would reasonably be expected to give rise to any such actions, Liens, lawsuits, claims or complaints, and (D) no event has occurred with respect to a Plan which would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to any Governmental Entity. Neither the Company, its Subsidiaries, nor any other entity which, together with the Company or its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code, has at any time during the last six (6) years maintained, sponsored or contributed to any employee benefit plan that is subject to Title IV of ERISA, including, without limitation, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(2)       Except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, none of the execution of, or the completion of the transactions contemplated by, this Agreement (whether alone or in connection with any other event(s)), could result in (A) severance pay or an increase in severance pay upon termination after Closing to any current or former employee of the Company or its Subsidiaries, (B) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee of the Company or its Subsidiaries, (C) acceleration of the time of payment or vesting or result in funding of compensation or benefits to any current or former employee of the Company or its Subsidiaries, (D) any new material obligation under any Plan, (E) any limitation or restriction on the right of Company to merge, amend, or terminate any Plan, or (F) any payments which would not be deductible under Section 280G of the Code or subject to Tax under Section 4999 of the Code (in each case, without giving effect to any of the transactions contemplated by the Merger Agreement). No Plan provides for reimbursement or gross-up of any excise tax under Section 409A or Section 4999 of the Code.

(3)       Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of the Original Agreement:  (A) the Company and each of its Subsidiaries is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Subsidiary, nor is any such contract or agreement presently being negotiated; (B) to the Knowledge of the Company, no campaigns are being conducted to solicit cards from any of the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years; (C) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of the Company, threatened in writing, and neither the Company nor any of its Subsidiaries has experienced any such labor controversy within the past three years; (D) no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened in writing with respect to any employment practices of the Company or any of its Subsidiaries; (E) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any current or former employee, labor organization or other representative of the employees of the Company or any of its Subsidiaries (including persons employed jointly by such entities with any other staffing or other similar entity) is pending or, to the Knowledge of the Company, threatened in writing; (F) the Company and each of its Subsidiaries are in compliance with all applicable laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks and pay for all working time, and the proper classification of individuals as non-employee contractors or consultants; and (G) the Company and each of its Subsidiaries is in compliance with all applicable Law relating to child labor, forced labor and involuntary servitude.

(p)       Indebtedness. Neither the Company nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, or will be, at the time of the Closing after giving effect thereto, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(q)       Registration Rights. Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

(r)       Compliance with Laws.

(1)       Neither the Company nor any of its Subsidiaries is, or since December 31, 2013 has been, in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has not received notice from any Governmental Entity inquiring about or asserting any violation of any applicable Law, or received notice from any Governmental Entity that it is or has been subject to any adverse inspection, examination, finding of deficiency, finding of noncompliance, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other supervisory, compliance or enforcement action by any Governmental Entity and, to the Knowledge of the Company as of the date of the Original Agreement, neither the Company nor any of its Subsidiaries is being investigated with respect to any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(2)       Each Subsidiary of the Company that is a U.S. broker dealer is duly registered under the Exchange Act as a broker dealer with the SEC, and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof, except as would not be expected to be material to the Company or its Subsidiaries, taken as a whole.

(3)       None of the Company, any Subsidiary nor any of their respective employees, associated persons and/or related persons or officers engaged in or responsible for the business of the Company or its Subsidiaries, is or has been since December 31, 2013 adjudged or, to the Knowledge of the Company, is under current investigation or proceeding, whether preliminary or otherwise, for “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or is subject to any of the events set forth in Rule 1014(a)(3)(A) and (C) through (E) of the former National Association of Securities Dealers, Inc., and none of such officers, associated persons or employees and/or related persons is subject to heightened supervision under the rules, regulations, ordinances or by-laws of any Governmental Entity.

(s)       Absence of Changes. Since December 31, 2016, there has not been any action or omission of the Company or any of its Subsidiaries that, if such action or omission occurred between the date of the Original Agreement and the Closing Date, would violate Sections 3.7(a), 3.7(b), 3.7(c), 3.7(d) or 3.7(e).

(t)       Illegal Payments; FCPA Violations. None of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has, except as would not, individually or in the aggregate, reasonably be expected to result in material liability, fine or judgment to the Company and its Subsidiaries, determined on a consolidated basis: (i) paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any payment or gift given to any person acting in an official capacity for any Governmental Entity, to any political party or official thereof, or to any candidate for political office (each, a “Government Official”) with the purpose of (w) influencing any act or decision of such Government Official in his official capacity; (x) inducing such Government Official to perform or omit to perform any activity related to his legal duties; (y) securing any improper advantage; or (z) inducing such

Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or its Affiliates in obtaining or retaining business for or with, or in directing business to, the Company or its Affiliates; (ii) made any illegal contribution to any political party or candidate; or (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Without limiting any of the foregoing, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has taken any action that would violate the U.S. Foreign Corrupt Practices Act, except for such violations that would not, individually or in the aggregate, be material to the Company. Further, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has taken any action that would violate the UK Bribery Act 2010 or any other applicable anti-bribery law, nor has paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any bribe, kickback, other similar illegal payment or gift, to any supplier or customer, except, in each case, for such violations as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(u)       Economic Sanctions. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company is not in contravention of and has not engaged in any conduct sanctionable under U.S. economic sanctions laws, including laws administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act, the Iran Freedom and Counter-Proliferation Act of 2012, and any executive order issued pursuant to any of the foregoing.

(v)       Listing and Maintenance Requirements. The Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act nor has the Company received as of the date of the Original Agreement any notification that the SEC is contemplating terminating such registration.

(w)       No Additional Representations. Except for the representations and warranties made by the Purchaser in Section 2.2, the Company hereby acknowledges that neither the Purchaser nor any other person makes any express or implied representation or warranty with respect to the Purchaser or any of its Affiliates and the Purchaser disclaims any such other representations or warranties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto, nor will anything in this Agreement operate to limit any claim by the Purchaser or any of its Affiliates for intentional fraud with respect to the representations and warranties set forth herein. The Company, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to intentional fraud with respect to the representations and warranties set forth herein.

2.2       Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date of the Original Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date),that:

(a)       Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)       Authorization.

(1)       The Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)       Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the

Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3)       Other than the securities or blue sky laws of the various states, and approval or expiration of applicable waiting periods under the HSR Act no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval, nor expiration or termination of any statutory waiting period, of any U.S. federal, state or local Governmental Entity is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement. To the best of Purchaser’s actual knowledge as of the date of the Original Agreement, except as set forth on Schedule 2.2(b), no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval, nor expiration or termination of any statutory waiting period, of any Governmental Entity (other than any U.S. federal, state or local Governmental Entity) is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

(c)       Purchase for Investment. The Purchaser acknowledges that the Class A Common Stock to be issued pursuant to this Agreement have not been registered under the Securities Act or under any state securities laws. The Purchaser (1) acknowledges that it is acquiring the Class A Common Stock to be issued pursuant to this Agreement pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Class A Common Stock to be issued pursuant to this Agreement to any person in violation of applicable securities laws, (2) will not sell or otherwise dispose of any of the Class A Common Stock to be issued pursuant to this Agreement, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Class A Common Stock and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (5) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Class A Common Stock, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Class A Common Stock indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Class A Common Stock and to protect its own interest in connection with such investment.

(d)       Financial Capability. The Purchaser currently has capital commitments sufficient to, and at the Closing will have available funds necessary to, consummate the Closing on the terms and conditions contemplated by this Agreement. The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I will not be available on the Closing Date upon request of the Limited Partners. In no event shall the receipt or availability of funds, capital or capacity be a condition to the Purchaser’s obligations under this Agreement.

The Purchaser has furnished to the Company a true and complete copy of each commitment letter (collectively, the “Equity Commitment Letters”), dated as of the date of the Original Agreement, entered into by and among the Purchaser, the Company and each Limited Partner (excluding Exhibit E thereto).

(e)       Brokers and Finders. Except for Centerview Partners LLC, neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

(f)       No Additional Company Representations. Except for the representations and warranties made by the Company in Section 2.1, the Purchaser hereby acknowledges that neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Purchaser hereby acknowledges that neither the Company nor any other person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (ii) except for the representations and warranties made by the Company in Section 2.1, any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Subject to the final sentence of Section 5.6, the Purchaser, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to intentional fraud with respect to the representations and warranties set forth herein. The Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated hereby, the Purchaser and its Affiliates have relied on the results of their own independent investigation.

ARTICLE III

COVENANTS

3.1       Filings; Other Actions. During the period commencing on the date of the Original Agreement and terminating on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with the provisions hereof (the “Pre-Closing Period”), each of the Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, if required, the Purchaser and the Company shall use all reasonable best efforts to prepare and submit (i) a Notification and Report Form pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as promptly as practicable following the date of the Original Agreement (and in any event within ten (10) business days of the date of the Original Agreement) and (ii) all necessary documentation to effect any approvals or terminations of waiting periods, if required, under any foreign antitrust, competition, or similar laws as promptly as practicable following the date of the Original Agreement , in each case with respect to the transactions contemplated hereby, including the issuance of Class A Common Stock. The Purchaser and the Company will use, and will use reasonable best efforts to cause their respective Affiliates to use, reasonable best efforts to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. The Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Merger Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement or the Merger Agreement, and each party will keep the other party apprised promptly of the status of filings and applications, including communications with Governmental Entities that cause such party to believe that there is a reasonable likelihood that any necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement and by the Merger Agreement, and to perform the covenants contemplated by this Agreement will not be obtained or that the receipt of any such approval will be delayed, and all other matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other party in advance of any meeting or conference with any Governmental Entity in respect of the transactions contemplated by this Agreement.

3.2       Reasonable Best Efforts to Close. During the Pre-Closing Period, the Company and the Purchaser will use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end, including in relation to the satisfaction of the conditions to

Closing set forth in Sections 1.3(a), (b) and (c) and cooperating in seeking to obtain any consent required from Governmental Entities.

3.3       Corporate Actions. In the event that, at or prior to the Closing, (a) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, or (b) the Company fixes a record date that is at or prior to the Closing Date for the payment of any non-stock dividend or distribution on the Common Stock, or other matter described in clause (a) above, other than regular quarterly cash dividends consistent with past practice, then at the Purchaser’s option, which may be exercised in the Purchaser’s sole discretion, the number of shares of Common Stock to be issued to the Purchaser at the Closing under this Agreement shall be equitably adjusted and/or the shares of Common Stock to be issued to the Purchaser at the Closing under this Agreement shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide the Purchaser with substantially the same economic benefit from this Agreement as the Purchaser had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof be changed by the foregoing.

3.4       Information Rights.

(a)       For so long as the North Island Parties Beneficially Own shares of Class A Common Stock that represent at least 10%, in the case of clauses (1) and (2), or 25%, in the case of clause (3), of the number of shares of Class A Common Stock Beneficially Owned by the North Island Parties as of the Closing:  (1) the Company shall provide the Purchaser Representative with unaudited monthly (as soon as available) manager financial statements, quarterly (as soon as available) financial statements and audited (by a nationally recognized accounting firm) annual (as soon as available) financial statements, in each case, prepared in accordance with GAAP as in effect from time to time, which statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows; (2) the Company shall permit the Purchaser Representative and any authorized representative of Coral Blue Investment Pte. Ltd. and Public Sector Pension Investment Board  or authorized representative of the Purchaser designated by Purchaser reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account and other records, and to discuss the Company’s or its subsidiaries’ affairs, finances and accounts with its and their officers (including two (2) discussions per year with the Company’s Chief Executive Officer and Chief Financial Officer in which an authorized representative of Coral Blue Investment Pte. Ltd. and Public Sector Pension Investment Board shall be entitled to participate), all upon reasonable notice and at such reasonable times during normal business hours and as often as the Purchaser Representative may reasonably request, in any event not more than once per fiscal quarter and (3) the Company shall provide to the Purchaser and any authorized representative of Coral Blue Investment Pte. Ltd. and Public Sector Pension Investment Board all written information that is provided to the Board of Directors at substantially the same time at which such information is first delivered or otherwise made available in writing to the Board of Directors; provided that prior to any authorized representative of Coral Blue Investment Pte. Ltd. or Public Sector Pension Investment Board participating in any visit or inspection pursuant to clause (2) above or receiving any materials pursuant to clause (3) above, each of Coral Blue Investment Pte. Ltd. and Public Sector Pension Investment Board shall enter into a confidentiality agreement with the Company with terms no less restrictive than those of Section 3.5. Any investigation pursuant to this Section 3.4 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Company and its Subsidiaries.

(b)       Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (i) prohibited by applicable Law, (ii) that the Company reasonably believes such information to be competitively sensitive or proprietary information or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements under circumstances where the restrictions in clauses (i), (ii) and/or (iii) apply).

3.5       Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party from other sources, provided that such source was not known, after reasonable inquiry and investigation, by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (2) in the public domain through no violation of this Section 3.5 by such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, financing sources and other consultants and advisors.

3.6       State Securities Laws. During the Pre-Closing Period, the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Class A Common Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing.

3.7       Negative Covenants. During the Pre-Closing Period, the Company and its Subsidiaries shall use their reasonable best efforts to operate their businesses in the ordinary course (provided that the Company and its Subsidiaries shall be permitted to take all actions required to consummate the Merger, the Other Equity Financing and the Debt Financing), and, except as contemplated by this Agreement or set forth on Schedule 3.7, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), shall not:

(a)       declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company, other than regular quarterly cash dividends on shares of Class A Common Stock (not to exceed $0.24 per share);

(b)       redeem, repurchase or acquire any capital stock of the Company or any of its Subsidiaries, other than repurchases of capital stock from employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date of the Original Agreement;

(c)       amend the Certificate of Incorporation or Bylaws in a manner that would affect the Purchaser in an adverse manner either as a holder of Class A Common Stock or with respect to the rights of the Purchaser under this Agreement or the Registration Rights Agreement;

(d)       authorize, issue or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company other than (i) the authorization and issuance of the Class A Common Stock under this Agreement and the Other Equity Financing and (ii) issuances of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company to employees, officers and directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date of the Original Agreement; or

(e)       make, change or revoke any material Tax election, file any U.S. federal or state income, or any other material amended Tax Return, settle or compromise any material claim, action, proceeding or assessment for Taxes, change any method of Tax accounting, enter into any closing agreement with respect to Taxes or make or surrender any material claim for a refund of Taxes, in each case except (i) as required by applicable Tax Law or (ii) consistent with past practice, provided that, notwithstanding any other provision herein, any consent of the Purchaser pursuant to Section 3.7(b) with respect to repurchases under the Company’s repurchase program, as in effect on the date of the Original Agreement or adopted hereafter, may be given orally or through electronic submission, including by email.

3.8       Certain Statutory and Corporate Matters. The Board of Directors has taken all necessary action so that any business combination, takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

3.9       Merger Agreement Matters. At or prior to the Closing, the Company shall not, without the prior written consent of the Purchaser, make or agree to make any amendments, supplements, waivers or other modifications to any provision of the Merger Agreement that are material or would adversely affect the Purchaser (including, for the avoidance of doubt, (i) any change to the mix or amount of the merger consideration, (ii) any changes to the definition of

“Company Material Adverse Effect” and (iii) any extensions of the Outside Date (as defined in the Merger Agreement)) or waive any closing conditions under the Merger Agreement. Without limiting the foregoing, the Company shall keep the Purchaser reasonably informed regarding the transactions contemplated by the Merger Agreement and the Debt Financing Commitment (as defined in the Merger Agreement), including the expected timing of the Closing and any developments that would reasonably be expected, individually or in the aggregate, to materially delay the Closing or make the Closing unlikely to occur; provided, however, that in any event the Company shall provide the Purchaser with no less than five (5) business days’ written notice of the Closing Date. Prior to any mailing by the Company or Target of any information statement or proxy statement of the Company or Target to stockholders of the Company or Target (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Purchaser with an opportunity to review and comment on such information statement or proxy statement or response (including the proposed final version of such information statement or proxy statement or response), (ii) shall, and shall use reasonable best efforts to cause Target to, consider in good faith all comments reasonably proposed by the Purchaser and (iii) shall not include in any such information statement or proxy statement any reference to the Purchaser, the other North Island Parties or any of their respective Affiliates except to the extent such reference is in a form previously approved in writing by the Purchaser.

3.10     Use of Proceeds. The Company shall use the proceeds of the transactions contemplated by this Agreement exclusively to fund the payment of the cash Merger Consideration (as defined in the Merger Agreement) pursuant to the Merger Agreement at the Closing (as defined in the Merger Agreement), refinance indebtedness of the Company, Target or their respective Subsidiaries and finance certain costs and expenses incurred in connection with the transaction contemplated by this Agreement.

3.11     Tax Matters. For so long as the North Island Parties Beneficially Own shares of Class A Common Stock that represent at least 25% of the number of shares of Common Stock Beneficially Owned by the North Island Parties as of the Closing,  (i) the Company agrees to provide the North Island Parties with written notice in accordance with Section 6.6 five (5) business days in advance of any redemption or repurchase of shares of Class A Common Stock and the North Island Parties shall be entitled to elect to participate in any such redemption or repurchase by notice to the Company within three (3) business days of receipt of such notice provided, that this provision shall not apply to any redemption of Class A Common Stock (A) conducted pursuant to a publicly announced share buyback program by the Company or (B) from former employees of the Company or any subsidiary of the Company, (ii) the Company and the Purchaser agree to cooperate with each other and to use good faith efforts to structure any distribution by the Company (an “Extraordinary Distribution”) that is greater than 130% of the average amount of dividends received in respect of such Class A Common Stock by the Purchaser during the 3 preceding years  (a “Regular Dividend”), such that the excess of the Extraordinary Distribution over the Regular Dividend is a redemption that is intended to be treated as a sale or exchange pursuant to Section 302 of the Code, and (iii) the Company agrees to provide the North Island Parties with prompt written notice in accordance with Section 6.6 if it obtains actual knowledge that Coral Blue Investment Pte. Ltd., (the “GIC Investor”) and any other Person whose holdings would be aggregated with the GIC Investor for purposes of Section 892 of the Code own, in the aggregate, directly or indirectly at least 48% of the number of shares of Common Stock outstanding.

3.12     Temasek Investment Agreement. The Company shall not, without the prior written consent of the Purchaser, make or agree to make any material amendments, supplements or other modifications to any provision of the Temasek Investment Agreement (including, for the avoidance of doubt, any reduction to the consideration or per share price to be paid pursuant to the Temasek Investment Agreement).

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1       Transfer Restrictions.

(a)       Except as otherwise permitted in this Agreement, until the first anniversary of the Closing Date, the North Island Parties will not Transfer any Class A Common Stock issued pursuant to this Agreement.

(b)       Notwithstanding Section 4.1(a), the North Island Parties shall be permitted to Transfer any portion or all of their Class A Common Stock at any time under the following circumstances:

(1)       Transfers to any Permitted Transferee, but only if the transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement as a North Island Party and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Class A Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(2)       Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary;

(3)       Transfers occurring following the public announcement of any Disposition Event (as defined in the Certificate of Incorporation); and

(4)       Transfers that have been approved in writing by the Board of Directors.

4.2       Legend.

(a)       The Purchaser agrees that all certificates or other instruments representing the Class A Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 20, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)       Upon request of the applicable North Island Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Class A Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement). The Purchaser acknowledges that the Class A Common Stock issued pursuant to this Agreement has not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Class A Common Stock issued pursuant to this Agreement, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.3       Participation.

(a)       For the purposes of this Section 4.3, “Excluded Stock” shall mean (i) shares of equity securities issued by the Company as a stock dividend payable in shares of equity securities, or upon any subdivision or split-up of the outstanding shares of capital stock, (ii) the issuance of shares of equity securities (including upon exercise of options) to directors, employees or consultants of the Company pursuant to a stock option plan, restricted stock plan or other similar plan approved by the Board of Directors, (iii) the issuance of shares of equity securities in connection with bona fide acquisitions of securities (other than securities of the Company or any non-wholly-owned Company Subsidiary), or substantially all of the assets of another person or business (other than issuances to persons that were Affiliates of the Company at the time that the agreement with respect to such issuance was entered into), (iv) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company, (v) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance), (vi) the issuance of shares of equity securities in connection with a bona-fide, broadly distributed underwritten public offering, or (vii) shares of equity securities issued pursuant to an Exchange Right.

(b)       For so long as the North Island Parties are entitled to designate a director to the Board of Directors pursuant to Section 4.4, if the Company proposes to issue equity securities of any kind (for purposes of this Section 4.3 the term “equity securities” shall include Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than Excluded Stock, then, the Company shall:

(1)       give written notice to the Purchaser Representative (no less than twenty (20) business days prior to the closing of such issuance or if the Company reasonably expects such issuance to be completed in less than twenty (20) business days, such shorter period, which shall be as long as commercially practicable (and in any event no less than ten (10) business days), required for the North Island Parties and their Permitted Transferees to participate in such issuance) setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as the Purchaser Representative may reasonably request in order to evaluate the proposed issuance; and

(2)       offer to issue and sell to the North Island Parties, on such terms as the Proposed Securities are issued and upon full payment by the North Island Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Class A Common Stock the North Island Parties Beneficially Own by (B) the total number of shares of Common Stock then outstanding.

(c)       The North Island Parties must exercise their purchase rights hereunder within fifteen (15) business days after receipt of such notice from the Company, or if the Company reasonably expects such issuance to be completed in less than twenty (20) business days, such shorter period, which shall be as long as practicable (and in any event no less than ten (10) business days after receipt of notice from the Company), required for the North Island Parties and, subject to Section 4.1, their Permitted Transferees to participate in such issuance. If the Company offers two (2) or more securities in units to the other participants in the offering, the North Island Parties must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right.

(d)       Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the North Island Parties have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the North Island Parties in the notice delivered in accordance with Section 4.3(b). Any Proposed Securities offered or sold by the Company after such 90‑day period must be reoffered to the North Island Parties pursuant to this Section 4.3.

(e)       The election by any North Island Parties not to exercise its subscription rights under this Section 4.3 in any one instance shall not affect their right as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the North Island Parties the rights described in this Section 4.3 shall be void and of no force and effect.

(f)       Notwithstanding anything to the contrary contained herein, the purchase rights of the North Island Parties under Section 4.3(b) shall be deemed satisfied if the Company provides (or causes to provide) the North Island Parties the right to purchase from the Company or any person within thirty (30) days after the issuance of the Proposed Securities, the same number of Proposed Securities that the North Island Parties would have had the right to purchase under Section 4.3(b).

4.4       Election of Directors.

(a)       For so long as the North Island Parties Beneficially Own shares of Class A Common Stock that represent at least 50% of the number of shares of Class A Common Stock Beneficially Owned by the North Island Parties as of the Closing, the North Island Parties shall have the right to designate for nomination two (2) members of the Board of Directors (the “North Island Designees”). Robert Greifeld and Glenn Hutchins will be the initial North Island Designees (the “Initial North Island Designees”). The Board of Directors shall recommend that the North Island Designees be included in the slate of nominees in the class to be elected or appointed to the Board of Directors at the next (and each applicable subsequent) annual or special meeting of stockholders, subject to the North Island Designees’ satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect on the date of the Original Agreement; provided, however, that in no event shall any North Island Designee’s relationship with the North Island Parties or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify any North Island Designee from being a member of the Board of Directors pursuant to this Section 4.4. So long as the North Island Designees are elected to the Board of Directors by the Company’s stockholders, the North Island Designees shall serve the term associated with the class of directors to which such director belongs in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, at such time as the threshold set forth in this Section 4.4(a) is no longer satisfied, one of the North Island Designees, as specified by the Purchasers (or, if the Purchaser fails to do so within ten (10) days of such requirement not being satisfied, the Board of Directors), shall immediately resign, and the Purchaser shall cause such North Island Designee immediately to resign, from the Board of Directors effective as of the first date on which the threshold set forth in this Section 4.4(a) ceases to be satisfied and the right of the North Island Parties to designate for nomination a director under this Section 4.4(a) shall terminate.

(b)       For so long as the North Island Parties Beneficially Own shares of Class A Common Stock that represent less than 50% but at least 25% of the number of shares of Common Stock Beneficially Owned by the North Island Parties as of the Closing, the North Island Parties shall have the right to designate for nomination one (1) member of the Board of Directors. The Board of Directors shall recommend that such North Island Designee be included in the slate of nominees in the class to be elected or appointed to the Board of Directors at the next (and each applicable subsequent) annual or special meeting of stockholders, subject to such North Island Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect on the date of the Original Agreement; provided, however, that in no event shall such North Island Designee’s relationship with the North Island Parties or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such North Island Designee from being a member of the Board of Directors pursuant to this Section 4.4. So long as such North Island Designee is elected to the Board of Directors by the Company’s stockholders, such North Island Designee shall serve the term associated with the class of directors to which such director belongs in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, at such time as the threshold set forth in this Section 4.4(b) is no longer satisfied, the North Island Designees shall immediately resign, and the Purchaser shall cause the North Island Designees immediately to resign, from the Board of Directors effective as of the first date on which the threshold set forth in this Section 4.4(b) ceases to be satisfied, and the Purchaser shall no longer have any rights under this Section 4.4, including, for the avoidance of doubt, any designation and/or nomination rights under Section 4.4(a) or 4.4(b).

(c)       For so long as the North Island Parties have the right to designate a director for nomination pursuant to Section 4.4 and Robert Greifeld is a North Island Designee, the Company or the Board of Directors shall cause Robert Greifeld to serve as the Chairman of the Board of Directors.

(d)       For so long as the North Island Parties have the right to designate a director for nomination pursuant to Section 4.4(a) or 4.4(b) above,

(1)       the Company or the Board of Directors shall (i) cause the Board of Directors to have sufficient vacancies to permit such persons to be added as members of the Board of Directors, (ii) nominate such persons for election to the Board of Directors, and (iii) recommend that the Company’s stockholders vote in favor of the persons designated for nomination by the North Island Parties in all subsequent stockholder meetings. Nothing in this Section 4.4 shall modify the conditions set forth in Section 1.3(b)(7) and (8). In the event of the death, disability, resignation or removal of any person designated by the North Island Parties as a member of the Board of Directors, subject to the continuing satisfaction of the applicable threshold set forth in Section 4.4(a), as applicable, the North Island Parties may designate a person to replace such person and, provided that such designee is reasonably acceptable to the Company, which approval shall not be unreasonably withheld, and subject to the North Island Designees’ satisfaction of all applicable requirements set forth in Sections 4.4(a) or 4.4(b), as applicable, the Company shall cause such newly designated person to fill such resulting vacancy. So long as any person designated by the North Island Parties to serve as a member of the Board of Directors is eligible to be so designated in accordance with this Section 4.4, the Company shall not take any action to remove such person as such a director without cause without the prior written consent of the North Island Parties. Subject to compliance with applicable laws, regulations or stock exchange rules, the Board of Directors shall consider in good faith any request by a North Island Designee to serve on any committee or committees of the Board of Directors upon which such North Island Designee may wish to serve;

(2)       each of the North Island Designees for the Board of Directors shall be entitled to compensation consistent with the compensation received by other members of the Board of Directors, including any fees and equity awards, and reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees; and

(3)       as of and following the Closing, the Board of Directors shall take all necessary and appropriate action to form and maintain a committee of the Board of Directors (the “Strategy Committee”), consisting of four directors (which shall at all times include the North Island Designees), which shall advise the Board of Directors on, and make recommendations to the Board of Directors with respect to, strategic matters. The Strategy Committee shall initially consist of Vincent Viola, Douglas Cifu and the North Island Designees.

4.6       Tax Matters.

(a)       The Company and its paying agent shall be entitled to withhold taxes on all payments on the Class A Common Stock to the extent required by law. Prior to the date of any such payment, the Purchaser (or any transferee) shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W‑9 or an appropriate Internal Revenue Service Form W‑8, as applicable, and if such form has validly been delivered by Purchaser, and is reasonably satisfactory to the Company, then the Company shall not withhold taxes on payments on the Class A Common Stock to the extent such Form W‑9 or Form W‑8 evidences a legal entitlement to receive payments free of any withholding taxes.

(b)       The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on the issue of the Class A Common Stock.

ARTICLE V

INDEMNITY

5.1       Indemnification by the Company.

(a)       From and after the Closing, the Company agrees to indemnify the Purchaser and its Affiliates and its and their officers, directors, managers, employees and agents (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses (including losses arising from the diminution in value of the Company as a result of such indemnification by the Company), damages, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action (“Losses”), and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a

Third Party Claim, incurred by or asserted against such Purchaser Related Parties, as a result of or arising out of (i) the failure of the representations or warranties made by the Company contained in Section 2.1(a), 2.1(b), 2.1(c)(1), 2.1(e), 2.1(f)(1), 2.1(f)(4) or in any certificate delivered pursuant hereto to be true and correct or (ii) the breach of any of the covenants of the Company contained herein; provided that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made; provided, further, for the purposes of calculating the amount of Losses and for determining whether a breach of any representation or warranty has occurred for purposes of this Section 5.1(a), all materiality and Company Material Adverse Effect qualifiers contained in Sections 2.1(a) (other than the first materiality qualifier in Section 2.1(a)(2)), 2.1(b), 2.1(f)(1) and 2.1(f)(4) shall be disregarded therefrom.

(b)       From and after the  Closing, the Company agrees to indemnify and hold harmless the Purchaser, its general and limited partners, members and investors and their respective officers, directors, employees, members, managers, partners, investors, agents and Affiliates (collectively, “Purchaser Affiliated Parties”) from, and hold each of them harmless against, any and all Losses, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), in each case, involving a Third Party Claim asserted against such Purchaser Affiliated Party to the extent (i) such Purchaser Affiliated Party is party to such Third Party Claim under applicable Laws as a result of their direct or indirect ownership of the shares of Class A Common Stock (or rights in connection therewith) purchased pursuant to this Agreement and (ii) such Third Party Claim is based on, arising out of, pertaining to or as a result of the Company’s or its Subsidiaries’ (i) failure or alleged failure to comply with any Law or (ii) ownership or the operation of its assets and properties or the operation or conduct of its business. The indemnity agreement contained in this Section 5.1(b) shall be applicable whether or not any Third Party Claim or the facts or transactions giving rise to it arose prior to, on or subsequent to the date of the Original Agreement.

5.2       Indemnification by the Purchaser. From and after the Closing, the Purchaser agrees to indemnify the Company and its officers, directors, managers, employees, and agents (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all Losses, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Company Related Parties as a result of or arising out of (i) the failure of any of the representations or warranties made by the Purchaser contained in Section 2.2(a) or 2.2(b)(1) to be true and correct or (ii) the breach of any of the covenants of the Purchaser contained herein; provided that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made.

5.3       Indemnification Procedure.

(a)       A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification that it may claim in accordance with this Article V, except as otherwise provided in Sections 5.1 and 5.2.

(b)       Promptly after any Company Related Party, Purchaser Affiliated Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit, claim, arbitration, compliant, enforcement proceeding, investigation or other proceeding by any Governmental Entity or other third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to assume and control the defense of, and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to assume and control the defense or settle such Third Party Claim, it shall promptly, and in no event later than ten (10) business days after notice of such claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its own expense, to participate in the defense of such asserted liability and any negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) business days of when the Indemnified Party provides written notice of a Third Party Claim, failed to (y) assume the defense or settlement of such Third Party Claim and (z) notify the Indemnified Party of such assumption, or (B) the defendants in any such action include both the

Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then, in each case, the Indemnified Party shall have the right to select a separate counsel and, upon prompt notice to the Indemnifying Party, to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

5.4       Tax Matters. All indemnification payments under this Article V shall be treated as adjustments to the Purchase Price for tax purposes, except as otherwise required by applicable Law.

5.5       Survival. The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months following the Closing, except that (i) the representations and warranties of the Company contained in Sections 2.1(a), 2.1(b), 2.1(c)(1), 2.1(c)(2)(A)(i) and 2.1(e) will survive indefinitely, and (ii) the representations and warranties of the Purchaser contained in Sections 2.2(a) and 2.2(b)(1) will survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

5.6       Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of intentional fraud with respect to the representations and warranties set forth herein, no party hereto shall have any liability to the other party in excess of the Purchase Price, and neither party shall be liable for any exemplary or punitive damages or any other damages to the extent not reasonably foreseeable arising out of or in connection with this Agreement or the transactions contemplated hereby (in each case, unless any such damages are awarded pursuant to a Third Party Claim). Nothing in this Agreement constitutes a waiver of any rights of Purchaser, Purchaser Related Parties or Purchaser Affiliated Parties under U.S. federal securities Law.

ARTICLE VI

MISCELLANEOUS

6.1       Expenses. Subject to Section 4.6(b), each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided that upon the Closing or within two (2) business days of any termination of this Agreement other than pursuant to Section 6.16(d), the Company shall reimburse the Purchaser for its reasonable out-of-pocket costs and expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated by this Agreement, including fees and expenses of attorneys, consultants and accounting, financial and other advisers in connection with the transactions contemplated by this Agreement, provided that the maximum amount of such costs and expenses reimbursed shall not exceed $6,000,000 in the aggregate.

6.2       Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3       Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

6.4       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Delaware law are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such party.

6.5       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.6       Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Purchaser:

North Island Holdings I, LP
c/o North Island Ventures, LLC
9 West 57th Street, 32nd Floor
New York, New York 10019
Attn: Jeremy Henderson
Fax: (914) 834‑2351
E-mail: jeremy@northisland.net

with copies to (which copy alone shall not constitute notice):

Wachtell, Lipton Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Edward D. Herlihy
David K. Lam
Mark F. Veblen
Fax: 212‑403‑2000
E-mail: dklam@wlrk.com
mfveblen@wlrk.com

Coral Blue Investment Pte. Ltd.
280 Park Avenue, 9th Floor
New York, New York 10017
Attn: Ivan Stoyanov and David Rivera
Email: ivanstoyanov@gic.com.sg
davidrivera@gic.com.sg

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: Asi Kirmayer
Fax: 212‑839‑5599
Email: akirmayer@sidley.com

Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West
Suite 900
Montreal (Québec) H3B 4W8
Attn: Senior Vice President and Chief Legal Officer
Email: LegalNotices@investpsp.ca

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, New York 10153
Fax: 212‑310‑8007
Attn: Douglas Warner
E-mail: doug.warner@weil.com

(b)	If to the Company:

Virtu Financial, Inc.
900 Third Avenue, 29th Floor
New York, New York 10022‑0100
Attn: Douglas A. Cifu
Fax: (212) 428‑0123
Email: dcifu@virtufinancial.com

with a copy to (which copy alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn: Ellen N. Ching
Bruce A. Gutenplan
Jeffrey D. Marell
Fax: (212) 757‑3990
Email: eching@paulweiss.com
bguteplan@paulweiss.com
jmarell@paulweiss.com

6.7       Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.8       Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, provided, however, that (a) the Purchaser or any North Island Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, including as contemplated in Section 4.1(b), (b) in the event that, immediately prior to the Closing, the registration of North Island ManageCo, LLC as an investment adviser under the Investment Advisers Act of 1940, as amended, shall not be in full force and effect, the Purchaser shall assign its rights, interests and obligations under this Agreement, on a pro rata basis based on their relative Equity Commitments (as defined in the Equity Commitment Letters), to the Limited Partners, subject to the vesting of all such rights, interests and obligations in the Purchaser upon the subsequent contribution to the Purchaser by such Limited Partner of the securities purchased by such Limited Partner in accordance with this Agreement, which contribution shall occur (and the Purchaser shall promptly accept) upon the effectiveness of such registration as an investment adviser (upon which contribution such securities shall be converted into shares of Class A Common Stock), and (c) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement as a North Island Party, including the rights, interests and obligations so assigned; provided that (x) no such assignment shall relieve such North Island Party of its obligations hereunder or relieve any of the Limited Partners of its obligations under the Equity Commitment Letters and (y) no North Island Party shall assign any of its obligations hereunder (i) with the primary intent of avoiding, circumventing or eliminating such North Island Party’s obligations hereunder, (ii) if that such assignment may have the effect of preventing, impairing or materially delaying the consummation of the transactions contemplated hereby (which shall include any delay of the consummation of the transactions contemplated hereby beyond the anticipated closing date under the Merger Agreement) or (iii) if that such assignment may have a material adverse impact on the likelihood or timing of receiving any approvals or consents required for Closing under this Agreement (including, for the avoidance of doubt, pursuant to Section 3.1), the Equity Commitment Letters or the Merger Agreement. Purchaser shall use its reasonable best efforts to obtain registration of North Island ManageCo, LLC as an investment adviser under the Investment Advisers Act of 1940 as promptly as practicable and in any event prior to Closing.

6.9       Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)       the word “or” is not exclusive;

(b)       the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)       the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)       the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and

(e)       the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(f)       “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, or (ii) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Purchaser for purposes of this Agreement; provided, however, that for the purposes of Section 3.5, any portfolio company of the Purchaser or its Affiliates that (but for clause (i) of this definition) would be an Affiliate of the Purchaser will be an Affiliate if the Purchaser or any of its Affiliates (or any representative on behalf of the Purchaser or any of its Affiliates) has provided, directly or indirectly, such portfolio company with Information subject to the restrictions in Section 3.5. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(g)       “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d‑3 under the Exchange Act and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Company Subsidiary.

(h)       “Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following occurring after the date of the Original Agreement, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred:  (A) any change in the Company’s stock price or trading volume on the Nasdaq Global Select Market, (B) any failure by the Company to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (C) any Effect that results from changes generally affecting the industry in which the Company operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, (D) any Effect caused by the announcement or pendency of the transactions contemplated by this Agreement, or the identity of the Purchaser or any of its Affiliates as the purchaser in connection with the transactions contemplated by this Agreement, (E)  any hurricane, tornado, flood, earthquake or other natural disaster, (F)  changes in global, national or regional economic or political (including results of elections) conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets, (G) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and therein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of the Purchaser, (H) changes in GAAP or other accounting standards (or any interpretation thereof) or (I) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof; provided, however, that (x) the exceptions in clause (A) and (B) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect, (y) with respect to clauses (C), (F), (H) and (I), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as the Company and its Subsidiaries.

(i)       “Debt Financing” shall mean the Debt Financing (as defined in the Merger Agreement) which, for the avoidance of doubt, shall include any alternative debt financing obtained in accordance with Section 7.11(b) of the Merger Agreement.

(j)       “Effect” shall mean any change, event, effect, development or circumstance.

(k)       “Environmental Law” shall mean any Laws regulating, relating to or imposing standards of conduct concerning protection of the environment or of human health and safety.

(l)       “Equity Securities” means the equity securities of the Company, including shares of Class A Common Stock.

(m)       “Exchange Agreement” means the Exchange Agreement, dated as of April 15, 2015, by and among the Company, Virtu Financial LLC and the other persons listed on the signature pages thereto.

(n)       “Exchange Rights” means the right to exchange Virtu Financial Units and shares of Class C Common Stock or Class D Common Stock for shares of Class A Common Stock or Class B Common Stock, as applicable, in accordance with the Exchange Agreement.

(o)       “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

(p)       “Governmental Entity” shall mean any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

(q)       “Intellectual Property” means all worldwide intellectual and industrial property rights, including patents, utility models, trademarks, service marks, trade names, corporate names, trade dress, domain names, and other source indicators (and all goodwill relating thereto), copyrights and copyrighted works, inventions, know-how, trade secrets, methods, processes, formulae, technical or proprietary information, and technology and all registrations, applications, renewals, re-examinations, re-issues, divisions, continuations, continuations-in part and foreign counterparts thereof.

(r)       “Knowledge of the Company” means the actual knowledge after reasonable inquiry of one or more of Vincent Viola, Douglas Cifu, Joseph Molluso, Justin Waldie and Brian Palmer.

(s)       “Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(t)       “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

(u)       “Limited Partners” means Coral Blue Investment Pte. Ltd., Public Sector Pension Investment Board and each other limited partner of the Purchaser as of the date of the Original Agreement and any other limited partners of the Purchaser that the Company has consented in writing to include in the definition of Limited Partners.

(v)       “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.

(w)       “North Island Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom shares of Class A Common Stock are transferred pursuant to Section 4.1(b), and, for purposes of determining the percentage ownership of the North Island Parties for any purpose under this Agreement, including Section 4.4, the Limited Partners (including such Limited Partners’ holdings of Preferred Shares, if applicable, on an as-converted basis).

(x)       “Other Equity Financing” means the equity financing contemplated by the Investment Agreement dated as of the date of the Original Agreement between the Company and Aranda Investments Pte. Ltd (the “Temasek Investment Agreement”) or any alternative issuance of Class A Common Stock by the Company at (i) a price no less favorable to the Company than that of the equity financing contemplated by the Temasek Investment Agreement, (ii) for an aggregate purchase price no less than the aggregate purchase price set forth in the Temasek Investment Agreement and (iii) on material terms and conditions no more favorable to the investor than the terms and conditions set forth in the Temasek Investment Agreement.

(y)       “Permitted Transferee” means, with respect to any person, (i) any Affiliate of such person, (ii) any successor entity of such person, (iii) with respect to any person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor, (iv) with respect to Purchaser, the Limited Partners or their Affiliates or successor entities.

(z)       “Plan” shall mean any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) subject to Title IV of ERISA and maintained for employees of the Company or of any member of a “controlled group,” as such term is defined in Section 4001(a)(14) of ERISA, of which the Company or any of its Subsidiaries is a part, or any such employee pension benefit plan to which the Company or any of its Subsidiaries is required to contribute on behalf of its employees, and any other employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or any compensation plan, policy, program, agreement or arrangement, including any employment, change in control, bonus, equity-based compensation, retention or other similar agreement, that the Company or any of its Subsidiaries, maintains, sponsors, is a party to, or as to which the Company or any of its Subsidiaries otherwise has any material obligation or material liability.

(aa)       “Purchase Price” means the aggregate purchase price payable by the Purchaser to the Company for the issue of the shares of Class A Common Stock pursuant to this Agreement.

(bb)       “Purchaser Representative” means the Purchaser or any other North Island Party that is designated by the Purchaser Representative as the successor Purchaser Representative in a written notice delivered to the Company.

(cc)       “Registration Rights Agreement” means that certain Registration Rights Agreement, the form of which is set forth as Exhibit A.

(dd)       “Stockholders Agreement” means that certain letter agreement, the form of which is attached as Exhibit B.

(ee)       “Tax Return” means any return, declaration, report, statement or other document filed or required to be filed in respect of Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

(ff)       “Taxes” shall mean all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments, all any liability for the payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and any liability for the payment of any amounts of the foregoing types as a result of any express or implied obligation to indemnify any other person or as a result of being a transferee or successor in interest to any party.

(gg)       “Transaction Documents” means this Agreement, the Stockholders Agreement and the Registration Rights Agreement.

(hh)       “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i)  the redemption or other acquisition Class A Common Stock by the Company or (ii) the transfer of any limited partnership interests or other equity interests in the Purchaser or any North Island Party (or any direct or indirect parent entity of the Purchaser or any North Island Party); provided, that if any transferor or transferee referred to in this clause (ii) ceases to be controlled by the person controlling such person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer.”

(ii)       “Virtu Financial Units” means non-voting common interest units in Virtu Financial LLC.

(jj)       “Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge or intention that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a material breach of this Agreement.

6.10       Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11       Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12       No Third Party Beneficiaries. Except as expressly provided herein (including as provided in Section 5.1), nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

6.13       Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

6.14       Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

6.15       Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

6.16       Termination. Prior to the Closing, this Agreement may only be terminated:

(a)       by mutual written agreement of the Company and the Purchaser Representative;

(b)       by the Company or the Purchaser Representative, upon written notice to the other party given at any time after January 31, 2018; provided, however that the right to terminate this Agreement pursuant to this Section 6.16(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)       by the Company or the Purchaser Representative, if any order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the consummation of the Merger, and such order, injunction, ruling, decree or judgment becomes effective (and final and nonappealable) or any statute, rule, regulation, order, injunction or decree becomes enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the consummation of the transactions contemplated by this Agreement or the Merger;

(d)       by notice given by the Company to the Purchaser Representative, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.3(c)(1) or (2) would not be satisfied and which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser Representative of written notice from the Company requesting such inaccuracies or breaches to be cured;

(e)       without any action by either party, if the Merger Agreement is terminated in accordance with its terms at any time prior to the Closing;

(f)       by notice given by the Purchaser Representative to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.3(b)(1) or (2) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser Representative requesting such inaccuracies or breaches to be cured; or

(g)       by notice given by the Purchaser Representative to the Company, if this Agreement, the Merger Agreement and the Merger are not approved and adopted by the Board of Directors on or prior to 11:59 pm New York time on the date of the Original Agreement.

6.17       Effects of Termination. In the event of any termination of this Agreement in accordance with Section 6.16, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any material breach by such party of its obligations of this Agreement arising prior to such termination and (B) any intentional fraud with respect to the representations and warranties set forth herein or Willful Breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and (if such termination is prior to the Closing) the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Sections 3.5 (Confidentiality), Article V (Indemnity), 6.2 to 6.14 (Amendment, Waiver; Counterparts; Governing Law; Waiver of Jury Trial; Notices; Entire Agreement, Assignment; Interpretation; Other Definitions; Captions; Severability; No Third Party Beneficiaries; Public Announcements; and Specific Performance) and Section 6.18 (Non-Recourse) shall survive the termination of this Agreement.

6.18       Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date of the Original Agreement or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future direct or indirect equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future direct or indirect equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates, and each party agrees to cause their Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding anything herein the contrary, nothing in this Agreement shall limit the rights of the parties hereto to make any claims for breach of contract against, seek to recover monetary damages from or otherwise enforce their rights against the Limited Partners under the terms of, and subject to the conditions set forth in, the Equity Commitment Letters.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

Virtu Financial, Inc.

By:
Name:
Title:

[Signature Page to Amended and Restated Investment Agreement]

North Island Holdings I, LP

By:	North Island Holdings I GP, LP, its general partner

By:	North Island Ventures, LLC, its general partner

By:
Name: Glenn Hutchins
Title: Chief Executive Officer

[Signature Page to Amended and Restated Investment Agreement]

Schedule 2.2(b)

The following may be required:

1.   A no objections notification from the Australian Federal Treasurer (or his delegate) under the Foreign Acquisitions and Takeovers Act 1975, if required.

2.   Approval of the Competition Commission of India under the (Indian) Competition Act, 2002, if required.

3.   Approval of the Central Bank of Ireland under the European Communities (Markets in Financial Instruments) Regulations 2007, if required.

4.   Approval or non-objection of the U.K. Financial Conduct Authority pursuant to the Financial Services and Markets Act 2000, if required.

5.   Approval of the Swedish Financial Supervisory Authority (Finansinspektionen) under the Securities Markets Act 2007 (lagen (2007:528) om värdepappersmarknaden), if required.